NSAR
Screen 38, 77(G.)
Series 7
Defaulted senior securities for the period ended December 31, 2002

1. Spectrasite Holdings, Inc., 6.750%, due 11/15/2010

o    Reason for Default: Bankruptcy

o    Date of Default: 11/15/2002

o    Principal Amount: 250,000

o    Amount of Default: $56,250.00

o Amount of Default per 1,000 face amount [(Amount of default)/(principal amount)*(1,000)]: $225.00